Exhibit 2.1

FOR IMMEDIATE RELEASE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY RESTRICTED JURISDICTION

22 August 2008

Recommended Cash Acquisition of Benfield Group Limited

Summary

•      The boards of Aon Corporation and Benfield Group Limited (“Benfield” or the “Company”) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of Benfield by Bidco, a to be incorporated wholly owned subsidiary of Aon, (the “Acquisition”). It is intended that the Acquisition will be implemented by way of an Amalgamation under the Bermuda Companies Act.

•      The Acquisition price of 350 pence per Benfield Share values Benfield’s existing issued share capital at approximately £738 million and the entire issued and to be issued share capital of Benfield at approximately £844 million. The consideration will be financed from Aon’s existing cash resources.

•      The Acquisition price of 350 pence per Benfield Share represents a premium of approximately:

•   29.2 per cent. to the Closing Price of 271 pence per Benfield Share on 21 August 2008, being the last Business Day prior to the date of this announcement; and

•   40.1 per cent. to the average Closing Price of approximately 250 pence per Benfield Share for the 30 trading days ended 21 August 2008.

•      The combination of Benfield, a leading independent reinsurance intermediary, with Aon’ s existing reinsurance operations will create a truly global, diverse reinsurance franchise. The Acquisition is expected to enhance Aon’s capabilities in the significant Florida and South East US property-catastrophe markets as well as in the rapidly growing Asia-Pacific and Latin American regions. In addition, the combination offers the opportunity to capitalise on the significant investment both businesses have made in risk modelling and analytics to create a global market leading capability in this key area.

•      Aon believes there to be a strong cultural affinity between Aon and Benfield. Both focus on excellence of client service and both continue to attract the highest calibre of employees. Aon believes it can build upon these strengths to further develop the combined business’ growth potential. It would be Aon’s intention that Benfield and the existing reinsurance operations of Aon would be fully integrated and jointly branded Aon Benfield Re.

•      The directors of Benfield, who have been so advised by Merrill Lynch, consider the terms of the Acquisition to be fair and reasonable. In providing its advice, Merrill Lynch has taken into account the commercial assessments of the directors of Benfield. Accordingly, the directors of Benfield intend unanimously to recommend that Benfield Shareholders vote to approve the Acquisition at the Special General Meeting (or, in the event that the Acquisition is implemented by way of a takeover offer, to accept or procure acceptance of such offer) as certain of the directors of Benfield have irrevocably undertaken to do in respect of their own beneficial shareholdings of 38,324,439 Benfield Shares (and, where applicable, of their connected persons), in aggregate representing approximately 18.2 per cent. of Benfield’s entire existing issued share capital. These remain binding in the event of a competing offer being made for Benfield.

•      Bidco has also received irrevocable undertakings to approve the

Acquisition at the Special General Meeting from Benfield Shareholders in respect of 15,239,489 Benfield Shares, in aggregate representing a further 7.2 per cent. of Benfield’s entire existing issued share capital. These remain binding in the event of a competing offer being made for Benfield.

•      Accordingly, Bidco has received, in aggregate, irrevocable undertakings to approve the Acquisition at the Special General Meeting from Benfield Shareholders in respect of 53,563,928 Benfield Shares, representing approximately 25.4 per cent. of Benfield’s entire existing issued share capital. Further details of these irrevocable undertakings are set out in Appendix 3 to this announcement.

•      A Shareholder Circular, setting out the details of the Acquisition and the procedures to be followed to approve the Acquisition, will be posted to Benfield Shareholders shortly. The Acquisition is expected to become effective by 31 December 2008.

•      The Acquisition will be subject to the Conditions, including the approval of the Amalgamation Agreement by Benfield Shareholders at the Special General Meeting, approval of the change of control contemplated by the Acquisition by relevant regulatory authorities and anti-trust clearance in the US.

Commenting on the Acquisition, Greg Case, CEO of Aon, said:

“The new Aon Benfield Re division will build on our recent progress to further enhance organic growth, expand margins, and drive shareholder value. Aon and Benfield share a common focus on excellence in client service, and both recognise the importance of being the destination of choice for the best talent in our industry. The strong cultural fit between our firms will enable us to quickly realise the benefits of this transaction, and the value added for our clients and shareholders, in a seamless fashion following the close of our transaction.”

Commenting on the Acquisition, Grahame Chilton, CEO of Benfield, said:

“The Benfield Board believes that the Acquisition provides an excellent outcome for our shareholders, customers and employees. The Benfield business has achieved great success as the leading independent reinsurance intermediary and I look forward to this success continuing as part of the Aon Group.”

“The combination of the two businesses will give Benfield access to substantial further investment and resources, enabling us to continue the innovation and creativity which has underpinned our success.”

Commenting on the Acquisition, Andrew Appel, CEO of Aon Re, said:

“The combination of our two firms will create an unparalleled set of capabilities to deliver distinctive client value, drive innovation in analytics and capital management, and enhance the value proposition for colleagues and team members in both businesses.”

Commenting on the Acquisition, Michael O’Halleran, Executive Chairman of Aon he said:

“I have significant respect and admiration for the Benfield organisation. I look forward to working with Grahame, Andrew and our colleagues and team members as we combine the strengths of our two organisations into the leading reinsurance and capital management advisor in the world.”

This summary should be read in conjunction with the full text of the following announcement and the Appendices.

Merrill Lynch is acting as financial adviser and corporate broker to Benfield. Credit Suisse is acting as financial adviser to Aon.

The Acquisition will be subject to the conditions set out in Appendix 1 to the full announcement and to the further terms and conditions to be set out in the Shareholder Circular. Appendix 2 to the full announcement contains bases and sources of certain information contained in the announcement. Details of irrevocable undertakings received by Aon are set out in Appendix 3 to the full announcement. Certain definitions and terms used in this announcement are set out in Appendix 4.

Terms used in this summary shall have the meaning given to them in the full announcement.

Enquiries:
Bidco and Aon Corporation
Scott Malchow (Vice President, Investor Relations)	Tel: +1 312 381 3983
David Prosperi (Vice President, Global Public Relations)	Tel: +1 312 381 2485

Credit Suisse (financial adviser to Bidco and Aon Corporation)	Tel: +44 (0)20 7888 88
Robert Murley
Stuart Upcraft
Benfield
Julianne Jessup (Investors & Analysts)	Tel: +44 (0)20 7578 74
David Bogg (Media)	Tel: +44 (0)20 7522 40
Merrill Lynch (financial adviser and corporate broker to Benfield)	Tel: +44 (0)20 7628 10
Henrietta Baldock
Simon Mackenzie-Smith
Simon Fraser (Corporate Broking)
Haggie Financial (public relations adviser to Benfield)
David Haggie	Tel: +44 (0)20 7417 89

As Benfield is incorporated and has its registered office in Bermuda, the Code does not apply to the Acquisition. However, pursuant to the terms of the Implementation Agreement, Benfield and Bidco have agreed that the provisions of the Code will apply to the Acquisition. Benfield agrees to comply with the Code in relation to the Acquisition for so long as the Board determines that to do so it is in the best interests of Benfield. Aon has undertaken to comply with the Code for so long as (i) the Benfield Board recommend the Acquisition; (ii) the Benfield Board do not withdraw or adversely modify the recommendation of the Acquisition; (iii) the Benfield Board do not resolve to cease complying with the Code; and (iv) any other potential offeror also agrees to comply with the Code within a certain period following its offer or approach to Benfield. Benfield and Aon have acknowledged that the Takeover Panel does not have jurisdiction over the Acquisition and have agreed to appoint an independent committee with delegated authority from the Benfield Board to determine the application and interpretation of the Code. In the event of any dispute arising between affected parties which cannot be resolved, Benfield and Aon have agreed to jointly refer the dispute to an independent third party who has, in the opinion of Benfield and Aon acting reasonably, suitable experience and expertise in respect of the Code to determine that dispute.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and, therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. In particular the ability of Benfield Shareholders who are not resident in the United Kingdom to vote their Benfield Shares with respect to the Amalgamation at the Special General Meeting may be affected by the laws of the relevant jurisdiction in which they are located. This announcement has been prepared for the purposes of complying with English law and with regard to the Code, and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

This announcement is not intended to, and does not constitute, or form part of, an offer to sell, purchase, exchange or subscribe for or a solicitation of an offer to sell, purchase or exchange any securities or a solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. This announcement does not constitute a prospectus or a prospectus equivalent document. The Acquisition will be made solely pursuant to the terms of the Shareholder Circular which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Amalgamation. Any decision in respect of, or other response to, the Acquisition should be made only on the basis of information contained in the Shareholders Circular. Benfield Shareholders are advised to read carefully the formal documentation in relation to the Acquisition once it has been despatched.

Copies of this announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. If the Acquisition is implemented by way of an offer (unless otherwise determined by Aon and permitted by applicable law and regulation), the offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of intestate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

Notice to US investors in Benfield

The Acquisition relates to the shares of a Bermudian company and is being made by means of an amalgamation provided for under Bermudian company law. A transaction effected by means of an amalgamation is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in Bermuda to amalgamations which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. If, in the future, Aon exercises its right to implement the Acquisition by way of a takeover offer and determines to extend the offer into the United States, the Acquisition will be made in compliance with applicable United States laws and regulations. Financial information included in this announcement and the Shareholder Circular has been or will have been prepared in accordance with IFRS accounting standards that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

Forward looking statements

This announcement may contain forward looking statements with respect to the financial condition, results and business of Benfield and certain plans and objectives of Aon with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Generally, these forward looking statements often use the words such as “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions. These statements are based on the assumptions and assessments made by Benfield or Aon in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward looking statements involve risks, uncertainties and changes in circumstances. Undue reliance should not be placed on any such statements because, by their very nature, they are subject to known and unknown risks and uncertainties and can be affected by other factors that could cause actual results, and management’s plans and objectives, to differ materially from those expressed or implied in the forward looking statements.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among the factors that could cause actual results to differ materially from those described in the forward looking statements are the ability to combine or reorganise successfully the businesses of the Aon and Benfield groups to the extent proposed and to realise expected synergies from that combination, future revenues may be lower than expected, costs of future acquisitions and business activities may be higher than expected, changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions.

None of Aon, Bidco nor Benfield undertakes any obligation (except as required by the Listing Rules, the Disclosure and Transparency Rules and the rules of the London Stock Exchange) to revise or update any forward looking statement contained in this announcement, regardless of whether that statement is affected as a result of new information, future events or otherwise.

Credit Suisse, which is authorised and regulated in the UK by the Financial Services Authority, is acting for Aon and will act for Bidco and no one else in connection with the Acquisition and will not be responsible to anyone other than Aon and Bidco for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the Acquisition or any other matters referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

Merrill Lynch is acting as financial adviser and corporate broker to Benfield and no one else in connection with the Acquisition and will not be responsible to anyone other than Benfield for providing the protections afforded to clients of Merrill Lynch nor for giving advice in relation to the Acquisition.

FOR IMMEDIATE RELEASE NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY RESTRICTED JURISDICTION

22 August 2008

Recommended Cash Acquisition of Benfield Group Limited

1.                                      Introduction

The boards of Aon and Benfield are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of Benfield by Bidco, a to be incorporated wholly owned subsidiary of Aon.

2.                                      The Acquisition

It is intended that the Acquisition be implemented by way of an Amalgamation under the Bermuda Companies Act.

Under the terms of the Acquisition, which will be subject to the Conditions and other terms set out in Appendix 1 to this announcement and to the further terms to be set out in the Shareholder Circular, Benfield Shareholders will receive:

for each Benfield Share	350 pence in cash

The Acquisition price of 350 pence per Benfield Share values Benfield’s existing issued share capital at approximately £738 million and the entire issued and to be issued share capital of Benfield at approximately £844 million.

The Acquisition price of 350 pence per Benfield Share represents a premium of approximately:

•                 29.2 per cent. to the Closing Price of 271 pence per Benfield Share on 21 August 2008, being the last Business Day prior to the date of this announcement; and

•                 40.1 per cent. to the average Closing Price of approximately 250 pence per Benfield Share for the 30 trading days ended 21 August 2008.

Under the Acquisition, Benfield has the right to elect within 14 days of this Announcement for a Loan Note Alternative to be made available. In the event that this election is made Benfield Shareholders will be informed of the terms of the Loan Notes.

Benfield shareholders who are registered on the Benfield shareholder register on the record date as at 29 August 2008 will remain entitled to receive the interim dividend of 4.0 pence per share payable on 26 September 2008.

3.                                      Recommendation

The directors of Benfield, who have been so advised by Merrill Lynch, consider the terms of the Acquisition to be fair and reasonable. In providing its advice, Merrill Lynch has taken into account the commercial assessments of the directors of Benfield.

Accordingly, the directors of Benfield intend unanimously to recommend that Benfield Shareholders vote to approve the Acquisition at the Special General Meeting (or in the event that the Acquisition is implemented by way of a takeover offer to accept or procure acceptance of such offer), as certain of the directors have irrevocably undertaken to do in respect of their own beneficial shareholdings of 38,324,439 Benfield shares in aggregate representing approximately 18.2 per cent. of Benfield’s issued share capital.

4.                                      Background to and Reasons for the Recommendation

Benfield has held discussions from time to time with potential partners but this is the first time that a proposal has been made that offers shareholders the certainty of cash at an attractive premium to the current share price. The directors of Benfield believe that the Acquisition delivers substantial value to Benfield shareholders. In considering whether to recommend the Acquisition, the directors of Benfield have taken into account the following:

•                  the Acquisition represents an attractive valuation for Benfield Shareholders today which reflects the Company’s future growth potential;

•                  prospects for the combined Aon Benfield reinsurance business are expected to be stronger than those for Benfield standalone, which is reflected in the attractive valuation being offered; and

•                  the Acquisition represents an opportunity for Benfield Shareholders to realise their entire investment in Benfield, in cash at a premium without the risks associated with public market sentiment and the current economic environment.

5.                                      Background to and reasons for the Acquisition

Benfield is a leading independent reinsurance intermediary in terms of market reputation and standing. The business has a strong industry reputation for its excellent client service, leading analytics capability and record of innovation and growth. Aon believes that, as part of the Aon group, the combined Aon/Benfield reinsurance operations can continue to build upon these strengths and develop the business’ positioning. It would be Aon’s intention that Benfield and the existing reinsurance operations of Aon would be fully integrated and jointly branded Aon Benfield Re. Following the close of the transaction Grahame Chilton will serve as vice chairman of Aon Group, reporting to Greg Case, chief executive officer, Aon Corporation. Mr Chilton will join the Aon Corporation Executive Committee and the Aon Benfield Re Executive Committee.

The combination of Benfield, a leading independent reinsurance intermediary, with Aon’s existing reinsurance operations will create a truly global, diverse reinsurance franchise. The Acquisition is expected to enhance Aon’s capabilities in the significant Florida and South East US property-catastrophe markets as well as in the rapidly growing Asia-Pacific and Latin American regions. In addition, the combination offers the opportunity to capitalise on the significant investment both businesses have made in risk modelling and analytics to create a global market leading capability in this key area.

Aon views the Aon reinsurance operations and Benfield as having highly complementary franchises. In particular, Benfield will enhance Aon’s existing capabilities in:

•                  the Florida and South East US property-catastrophe market, where Benfield’s pioneering ReMetrics capability, together with its longstanding market experience, delivers to its customer base a uniquely attractive risk analysis proposition;

•                  developing markets in Asia, Central and Eastern Europe as well as Latin America and the Caribbean. Benfield’s reputation for its long standing client relationships in Japan and other Asian markets in particular is extremely strong;

•                  global analytics and client facing technology. Benfield’s expertise in the area of analytics, modelling and on-line client facing capability will be very complementary to Aon’s strength in US based analytics; and

•                  key major accounts in the UK property market.

In addition to the above, Aon believes there to be a strong cultural affinity between Aon and Benfield. Both focus on excellence of client service and both continue to attract the highest calibre of employees.

The transaction is expected to generate approximately £65 million in annual cost savings beginning in 2009 primarily from shared administrative and support services across both Aon Re Global and Benfield.

6.                                      Information on Benfield

Benfield, headquartered in London, is a leading independent reinsurance and insurance intermediary. The Company has an international network of 50 offices located in 26 countries which provide insurance and reinsurance intermediary, risk advisory and brokerage services. The company’s operating divisions include International, U.S. and Benfield Corporate Risk (BCR). Benfield’s customer base spans more than 100 countries.

For the year ended 31 December 2007, Benfield’s total turnover was £339.2 million (2006: £355.3 million), profit before tax was £50.9 million (2006: £53.0 million). The net assets of Benfield as at 30 June 2008 were £167.9 million.

Further information on Benfield is available on its website at www.benfieldgroup.com.

7.                                      Information on Bidco and Aon Corporation

Bidco will be incorporated in Bermuda as a wholly owned subsidiary of Aon. Aon, based in Chicago, serves its clients via various subsidiaries worldwide. The company’s two operating segments include

•                  Risk and Insurance Brokerage Services: acts as an advisor and insurance broker, helping clients manage their risks, as well as negotiating and placing insurance risk with insurance carriers through our global distribution network; and

•                  Consulting: provides advice and services to clients for employee benefits, compensation, management consulting, communications, strategic human resource consulting, financial advisory and litigation consulting, and human resource outsourcing.

For the year ended 31 December 2007, Aon Corporation reported revenues of US$7.5 billion (2006: US$6.9 billion), earnings from continuing operations before income taxes of US$1.0 billion (2006: US$0.7 billion) and diluted earnings per share from continuing operations of US$2.10 (2006: US$1.33). As at 30 June 2008, Aon Corporation had total stockholders’ equity of US$24.1 billion.

Further information on Aon is available on its web site at www.aon.com.

8.                                      Implementation Agreement

Benfield and Aon have entered into an Implementation Agreement in relation to the implementation of the Acquisition and other matters. Pursuant to the Implementation Agreement, Benfield and Aon have agreed to take all steps and actions and prepare all such documents necessary for the Acquisition on a timely basis in accordance with an agreed timetable and in accordance with the terms of the Implementation Agreement and the requirements of the Code, and applicable law and regulations.

Certain key provisions of the Implementation Agreement are set out below:

Non solicit

Benfield has undertaken in the Implementation Agreement that it shall not, and shall procure that none of its Representatives shall directly or indirectly, solicit, encourage, initiate or otherwise seek to procure the submission of any proposal, indication of interest or offer of any kind regarding a Competing Proposal, other than responding to a Competing Proposal where the Directors determine in good faith that the failure to do so would be inconsistent with their fiduciary duties or the matter relates to continuing any discussions that commenced prior to the date of the Implementation Agreement with any third party relating to a Competing Proposal.

Matching right

Benfield has agreed not to withdraw the Amalgamation or permit any Board recommendation to be withdrawn or modified for a period of 48 hours following the announcement of a Competing Proposal to enable Bidco to exercise its right to match any such Competing Proposal. In the event that Bidco makes a revised offer on terms which are no less favourable than the terms of the Competing Proposal taking into account the circumstances, Benfield has further agreed to give a unanimous and unqualified recommendation of Bidco’s revised offer.

Break fee

Benfield has agreed to pay to Bidco a fee equal to one per cent. of the Offer Value if (i) the Benfield Board fails to recommend or withdraws or modifies its recommendation of the Acquisition or decides not to proceed with the Amalgamation and the Amalgamation subsequently does not proceed; (ii) if the Amalgamation is withdrawn, lapses or is not made and before this time a Superior Proposal has been announced and (although Benfield has not withdrawn or modified its recommendation of the Amalgamation) is successfully completed; or (iii) the Amalgamation does not become effective because Benfield does not comply in a material respect with certain specified obligations under the Implementation Agreement.

Takeover Code

As Benfield is incorporated and has its registered office in Bermuda the Code does not apply to the Acquisition. However, in accordance with the requirements of Benfield’s Bye-Laws and pursuant to the terms of the Implementation Agreement, Benfield and Bidco have agreed that the provisions of the Code will apply to the Acquisition. Benfield agrees to comply with the Code in relation to the Acquisition for so long as the Board determines that to do so is in the best interests of Benfield.

Aon has undertaken to comply with the Code for so long as (i) the Benfield Board recommend the Acquisition; (ii) the Benfield Board do not withdraw or adversely modify the recommendation of the Acquisition; (iii) the Benfield Board do not resolve to cease complying with the Code; and (iv) any other potential offer or also agrees to comply with the Code within a certain period following its offer or approach to Benfield.

Benfield and Aon have acknowledged that the Takeover Panel does not have jurisdiction over the Acquisition and have agreed to appoint an independent committee with delegated authority from the Benfield Board to determine the application and interpretation of the Code. In the event of any dispute arising between affected parties which cannot be resolved, Benfield and Aon have agreed to jointly refer the dispute to an independent third party who has, in the opinion of Benfield and Aon acting reasonably, suitable experience and expertise in respect of the Code to determine that dispute.

Material conditions

Benfield and Bidco have agreed that if any of the Conditions set out in paragraphs 2.1 to 2.4 of Schedule 1 are not satisfied or, if capable of waiver, waived by Bidco before the Long-Stop Effective Date the Acquisition will not proceed.

Further information regarding the Implementation Agreement will be set out in the Shareholder Circular.

9.                                      Irrevocable Undertakings

Bidco has received irrevocable undertakings from certain of the directors of Benfield to approve the Acquisition at the Special General Meeting in respect of all of their own beneficial shareholdings of Benfield Shares (and, where applicable, of their connected persons) amounting, in aggregate, to 38,324,439 Benfield Shares, representing approximately 18.2 per cent. of Benfield’s entire existing issued share capital. These remain binding in the event of a competing offer being made for Benfield.

Bidco has also received irrevocable undertakings to approve the

Acquisition at the Special General Meeting from Benfield Shareholders in respect of 15,239,489 Benfield Shares, in aggregate representing a further 7.2 per cent. of Benfield’s entire existing issued share capital. These remain binding in the event of a competing offer being made for Benfield.

Accordingly, Bidco has received, in aggregate, irrevocable undertakings to approve the Acquisition at the Special General Meeting from Benfield Shareholders in respect of 53,563,928 Benfield Shares, representing approximately 25.4 per cent. of Benfield’s entire existing issued share capital.

Further details of these irrevocable undertakings are set out in Appendix 3 to this announcement.

10.                               Financing the Acquisition

It is estimated that full acceptance of the Offer would result in cash consideration of approximately £844 million being payable to Benfield Shareholders and participants in the Benfield Share Schemes. This cash consideration will be financed from Aon’s existing cash resources.

Having regard to the Code, Credit Suisse, financial adviser to Aon, is satisfied that sufficient financial resources are currently available to Aon to enable it to satisfy in full the cash consideration payable under the Acquisition.

11.                               Management, employees and locations

Aon has high regard for Benfield’s talented staff and will seek to retain the expertise and client relationships of all Benfield’s key personnel.

Aon intends to safeguard fully the existing employment rights of all Benfield employees and to comply with Benfield’s pension obligations for existing employees. Aon has also identified future roles that would, if acceptable, be offered to Benfield key management on completion. Aon has no current intention to change the location of Benfield Group’s places of business.

12.                               Description of the Amalgamation

It is intended that the Acquisition be effected by means of an amalgamation between Benfield and Bidco under the Bermuda Companies Act.

The Amalgamation will be subject to the Conditions and further terms and conditions referred to in Appendix 1 of this announcement and to be set out in the Shareholder Circular.

In order for the Amalgamation to be adopted, the Amalgamation Agreement will require the approval of Benfield Shareholders by the passing of a resolution at the Special General Meeting. The resolution must be approved by 75 per cent. or more of the Benfield Shareholders voting at the Special General Meeting. The approval of the shareholder of Bidco is also required. The quorum for the Special General Meeting is two persons at least holding or representing by proxy more than one-third of the Benfield Shares in issue.

The Amalgamation will only become effective upon submission to the Registrar of Companies in Bermuda of an application for registration of the Amalgamated Company and the issue by the Registrar of Companies in Bermuda of a certificate of amalgamation.

Under the terms of the proposed Amalgamation Agreement, at the Effective Time, by virtue of the Amalgamation and without any action on the part of Bidco, Benfield or Benfield Shareholders, each Benfield Share (other than Benfield Shares held by Bidco or any subsidiary of Benfield, if any) will be converted into the right to receive the cash consideration referred to in paragraph 2 above and each issued share in the capital of Bidco will be converted into one validly issued and fully paid share in the Amalgamated Company.

Any Benfield Shareholder who is not satisfied that he has been offered fair value for his Benfield Shares and who does not vote in favour of the Amalgamation may, within one month of the giving of the notice convening the Special General Meeting, apply to the Court to appraise the value of his Benfield Shares. If the value appraised by the Court is greater than the Acquisition price, then that Benfield Shareholder will receive the difference between the appraised value and the Acquisition price within one month of the Court’s appraisal.

On the date shown in the certificate of amalgamation, the Amalgamation of Benfield and Bidco and their continuance as one company will become effective, the property, rights and assets of each of Benfield and Bidco, in accordance with the Bermuda Companies Act, will become the property, rights and assets of the Amalgamated Company and the Amalgamated Company will become liable for the obligations and liabilities of each of Benfield and Bidco. In addition, any existing cause of action, claim or liability to prosecution will be unaffected by the Amalgamation; a civil, criminal or administrative action or proceeding pending by or against Benfield or Bidco may be continued to be prosecuted by or against the Amalgamated Company; a conviction against, or ruling, order or judgment in favour of or against, Benfield or Bidco may be enforced by or against the Amalgamated Company; and the certificate of amalgamation will be deemed to be the certificate of incorporation of the Amalgamated Company.

It is currently anticipated that the Acquisition will become effective by 31 December 2008 subject to satisfaction of Conditions set out in Appendix 1 to this announcement. Further details on the implementation of the Amalgamation will be set out in the Shareholder Circular.

13.                               Conditions

The Acquisition will be subject to the Conditions, including the approval of the Amalgamation Agreement by Benfield Shareholders at the Special General Meeting, approval of the change of control contemplated by the Acquisition by relevant regulatory authorities and anti-trust clearance in the US.

14.                               Benfield Share Schemes

Participants in the Benfield Share Schemes will be contacted regarding the effect of the Acquisition on their rights under these schemes and provided with further details concerning the proposals which will be made to such participants in due course. Details of the proposals will be set out in the Shareholder Circular and in separate letters to be sent to participants in the Benfield Share Schemes.

15.                               Convertible Preference Share Holders

In accordance with the terms of the proposed Amalgamation Agreement, the convertible preference shares shall be cancelled and converted in accordance with the Bye-Laws.

16.                               Disclosure of interests in Benfield

As at the close of business on 21 August 2008, the last Business Day prior to the date of this announcement, neither Aon, Bidco, nor any of the directors of Aon or Bidco, nor, so far as Aon or Bidco are aware, any person acting in concert with Aon Corporation or Bidco has: (i) any interest in, or right to subscribe for, any Benfield Shares or securities convertible or exchangeable into Benfield Shares (“Benfield Securities”), (ii) any short position (whether conditional or absolute and whether in the money or otherwise), including any short positions under derivatives or arrangement in relation to Benfield Securities, nor (iii) borrowed or lent any Benfield Securities (save for any borrowed shares which have been on-lent or sold).

For these purposes, “arrangement” includes any indemnity or option arrangement or any agreement or understanding, formal or informal, of whatever nature, relating to Benfield Securities which may be an inducement to deal or refrain from dealing in such securities.

In the interests of secrecy prior to this announcement, Bidco has not made any enquiries in this respect of the matters referred to in this paragraph of certain parties who may be deemed to be acting in concert with them for the purposes of the Scheme. Enquiries of such parties will be made as soon as practicable following the date of this announcement and any material disclosure in respect of such parties will be included in the Shareholder Circular.

17.                               Delisting

Prior to the Amalgamation becoming effective, a request will be made by Benfield to the UK Listing Authority to cancel the listing of the Benfield Shares on the Official List and to the London Stock Exchange to cancel the admission to trading of the Benfield Shares on the London Stock Exchange’s market for listed securities so that Benfield Shares will cease to be listed on the Official List with effect from the Effective Time. The last day of dealing in Benfield Shares on the London Stock Exchange will be the last dealing day before the Effective Time. In addition, with effect from the Effective Time, entitlements to Benfield Shares held within the CREST system will be cancelled.

18.                               General

Aon and Benfield have agreed that, if Aon or Bidco so elects, the Acquisition may be implemented by way of a takeover offer for the entire issued and to be issued share capital of Benfield as an alternative to the Amalgamation. In this event, that offer will be implemented on the same terms, so far as applicable (subject to appropriate amendments), as those which would apply to the Amalgamation.

If the Acquisition is effected by way of a takeover offer and such offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Aon intends to (i) request the London Stock Exchange and the UK Listing Authority cancel trading in Benfield Shares on the London Stock Exchange’s main market for listed securities and the listing of Benfield Shares on the Official List; and (ii) exercise its rights under section 102 of the Bermuda Companies Act to acquire compulsorily any outstanding Benfield Shares to which such offer relates.

The Acquisition will be made on the terms and subject to the Conditions set out in Appendix 1 and to be set out in the Shareholder Circular. Certain definitions and terms used in this announcement are set out in Appendix 4, and the bases and values used in this announcement are set out in Appendix 2.

The Shareholder Circular will be despatched to Benfield Shareholders shortly and will include full details of the Acquisition, together with notice of the Special General Meeting and the expected timetable for the implementation of the Acquisition. The Acquisition will be subject to the applicable requirements of the London Stock Exchange and the UK Listing Authority.

In deciding whether or not to vote to approve the Acquisition, Benfield Shareholders should rely on the information contained in, and follow the procedures described in, the Shareholder Circular and the Form of Proxy.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and, therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. In particular the ability of Benfield Shareholders who are not resident in the United Kingdom to vote their Benfield Shares with respect to the Amalgamation at the Special General Meeting may be affected by the laws of the relevant jurisdiction in which they are located. This announcement has been prepared for the purposes of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

This announcement is not intended to, and does not constitute, or form part of, an offer to sell, purchase, exchange or subscribe for or a solicitation of an offer to sell, purchase or exchange any securities or a solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. This announcement does not constitute a prospectus or a prospectus equivalent document. The Acquisition will be made solely pursuant to the terms of the Shareholder Circular which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition should be made only on the basis of information contained in the Shareholders Circular. Benfield Shareholders are advised to read carefully the formal documentation in relation to the Acquisition once it has been despatched.

Copies of this announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. If the Acquisition is implemented by way of an offer (unless otherwise determined by Aon and permitted by applicable law and regulation), the offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of intestate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

19.                               Notice to US investors in Benfield

The Acquisition relates to the shares of a Bermudian company and is being made by means of an amalgamation provided for under Bermudian company law. A transaction effected by means of an amalgamation is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in Bermuda to amalgamations which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. If, in the future, Aon exercises its right to implement the Acquisition by way of a takeover offer and determines to extend the offer into the United States, the Acquisition will be made in compliance with applicable United States laws and regulations. Financial information included in this announcement and the Shareholder Circular has been or will have been prepared in accordance with IFRS accounting standards that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

20.                               Forward looking statements

This announcement may contain forward looking statements with respect to the financial condition, results and business of Benfield and certain plans and objectives of Aon with respect thereto. These forward looking statements can be identified by the fact that they do not related only to historical or current facts. Generally, these forward looking statements often use the words such as “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions. These statements are based on the assumptions and assessments made by Benfield or Aon in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward looking statements involve risks, uncertainties and changes in circumstances. Undue reliance should not be placed on any such statements because, by their very nature, they are subject to known and unknown risks and uncertainties and can be affected by other factors that could cause actual results, and management’s plans and objectives, to differ materially from those expressed or implied in the forward looking statements.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among the factors that could cause actual results to differ materially from those described in the forward looking statements are the ability to combine or reorganise successfully the businesses of the Aon and Benfield groups to the extent proposed and to realise expected synergies from that combination, future revenues may be lower than expected, costs of future acquisitions and business dealings may be higher than expected, changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions.

None of Aon, Bidco nor Benfield undertakes any obligation (except as required by the Listing Rules, the Disclosure and Transparency Rules and the rules of the London Stock Exchange) to revise or update any forward looking statement contained in this announcement, regardless of whether that statement is affected as a result of new information, future events or otherwise.

Credit Suisse, which is authorised and regulated in the UK by the Financial Services Authority, is acting for Aon and will act for Bidco and no one else in connection with the Acquisition and will not be responsible to anyone other than Aon and Bidco for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the Acquisition or any other matters referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

Merrill Lynch is acting as financial adviser and corporate broker to Benfield and no one else in connection with the Acquisition and will not be responsible to anyone other than Benfield for providing the protections afforded to clients of Merrill Lynch nor for giving advice in relation to the Acquisition.

Certain definitions and terms used in this announcement are set out in Appendix 4.

Enquiries:
Bidco and Aon Corporation
Scott Malchow (Vice President, Investor Relations)	Tel:	+1 312 381 3983
David Prosperi (Vice President, Global Public Relations)	Tel:	+1 312 381 2485
Credit Suisse (financial adviser to Bidco and Aon Corporation)
Robert Murley	Tel:	+44 (0)20 7888 8888
Stuart Upcraft

Benfield
Julianne Jessup (Investors & Analysts)	Tel:	+44 (0)20 7578 7425
David Bogg (Media)	Tel:	+44 (0)20 7522 4016
Merrill Lynch (financial adviser and corporate broker to Benfield)
Henrietta Baldock	Tel:	+44 (0)20 7628 1000
Simon Mackenzie-Smith
Simon Fraser (Corporate Broking)
Simon Fraser (Corporate Broking)
Haggie Financial (public relations adviser to Benfield)	Tel:	+44 (0)20 7417 8989
David Haggie

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and, therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. In particular the ability of Benfield Shareholders who are not resident in the United Kingdom to vote their Benfield Shares with respect to the Amalgamation at the Special General Meeting may be affected by the laws of the relevant jurisdiction in which they are located. This announcement has been prepared for the purposes of complying with English law and with regard to the Code, and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

This announcement is not intended to, and does not constitute, or form part of, an offer to sell, purchase, exchange or subscribe for or a solicitation of an offer to sell, purchase or exchange any securities or a solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. This announcement does not constitute a prospectus or a prospectus equivalent document. The Acquisition will be made solely pursuant to the terms of the Shareholder Circular which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Amalgamation. Any decision in respect of, or other response to, the Acquisition should be made only on the basis of information contained in the Shareholders Circular. Benfield Shareholders are advised to read carefully the formal documentation in relation to the Acquisition once it has been despatched.

Copies of this announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. If the Acquisition is implemented by way of an offer (unless otherwise determined by Aon and permitted by applicable law and regulation), the offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of intestate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

APPENDIX 1
CONDITIONS AND CERTAIN FURTHER TERMS
OF THE ACQUISITION

The Acquisition will be conditional upon the Amalgamation becoming effective by not later than the Long-Stop Effective Date.

1                  The Amalgamation will be subject to the following conditions:

1.1              approval of the Amalgamation Agreement by a majority in number, representing at least three-fourths in value, of the Benfield Shareholders present and voting, either in person or by proxy, at the Special General Meeting (or at any adjournment of such meeting);

1.2              all resolutions required to approve, implement and effect the Amalgamation, set out in the notice of the Special General Meeting being duly passed by the requisite majority at the Special General Meeting (or at any adjournment of such meeting);

1.3              the delivery to the Registrar of Companies in Bermuda of all documentation and consents required to implement the Amalgamation pursuant to the Bermuda Companies Act; and

1.4              the issue by the Registrar of Companies in Bermuda of a certificate of amalgamation pursuant to the Bermuda Companies Act.

2                  Aon and Benfield have agreed that the Acquisition will also be conditional upon the following matters and, accordingly, the necessary action to make the Acquisition effective will not be taken unless such conditions have been satisfied or waived (where capable of waiver) prior to the Acquisition Effective Date being sought:

2.1              all necessary filings having been made and all applicable waiting periods (including any extensions thereof) under the United States Hart Scott Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition (including, without limitation, to its implementation and financing) and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Benfield by any member of the Wider Aon Group;

2.2              the Financial Services Authority giving notice in writing under section 184(1) of FSMA, in terms reasonably satisfactory to Aon, of its approval (or being treated as having given its approval by virtue of section 184(2) of FSMA) in respect of any acquisition of or increase in control over (as defined in section 179 and section 180 of FSMA) any member of the Wider Benfield Group which is a UK authorised person (as defined in section 178(4) of FSMA), which in either case would result from the Acquisition;

2.3              the Bermuda Monetary Authority confirming that it has no objection to any change in the shareholder controller of any member of the Benfield Group which is a registered person under the Insurance Act 1978 of Bermuda which would result from the Acquisition.

2.4              all necessary notifications and filings having been made in connection with the Acquisition and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all Authorisations necessary in any jurisdiction for or in respect of the Amalgamation and the Acquisition or the proposed acquisition of any shares or other securities in, or control of, Benfield by any member of the Wider Aon Group having been obtained in terms and in a form reasonably satisfactory to Aon from all appropriate Third Parties (as defined in paragraph 2.6 below) or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Benfield Group has entered into contractual arrangements, in each case where the absence of such Authorisation would have a material adverse effect on the Wider Benfield Group taken as a whole, and all such Authorisations remaining in full force and effect at the time at which the Amalgamation becomes otherwise unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations which in any such case would have material adverse effect on the Wider Benfield Group taken as a whole;

2.5              no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body (including, without limitation, any national or supranational antitrust or competition authority), court, trade agency, association, institution or any other person or body whatsoever in any jurisdiction (each a “Third Party”) having decided to take or threatened in writing any action, proceeding, suit, investigation, enquiry or reference in relation to the Acquisition, or having taken or required any action to be taken (including, without limitation, proposing or enacting any statute, regulation, decision or order) in each case which is or is reasonably expected to be material in the context of the Amalgamation, which would or might reasonably be expected to:

2.5.1              make the Acquisition or its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control of, Benfield by any member of the Wider Aon Group void, illegal and/or unenforceable under the laws of any jurisdiction, or otherwise prohibit or restrict the implementation of or impose additional conditions or obligations with respect to, or otherwise challenge or require amendment of the Amalgamation in any material respect or the acquisition of any such shares or securities by any member of the Wider Aon Group;

2.5.2              require the divestiture by any member of the Wider Aon Group or by any member of the Wider Benfield Group of all or any part of its businesses, assets, undertakings or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any part thereof) or to own any of their assets or properties (or any part thereof) which in any such case would have material adverse effect on the Wider Aon Group or the Wider Benfield Group taken as a whole (as the case may be);

2.5.3              impose any material limitation on or result in a delay in

the ability of any member of the Wider Aon Group directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Benfield or on the ability of any member of the Wider Benfield Group or any member of the Wider Aon Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Benfield Group;

2.5.4              require any member of the Wider Aon Group or the Wider Benfield Group to acquire or offer to acquire any shares or other securities (or the equivalent) or any asset owned by any third party (other than in the implementation of the Amalgamation);

2.5.5              require a divestiture by any member of the Wider Aon Group of any shares or other securities (or the equivalent) in Benfield;

2.5.6              result in any member of the Wider Benfield Group ceasing to be able to carry on business under any name under which it presently carries on business which in any such case would have a material adverse effect on the Wider Benfield Group taken as a whole;

2.5.7              impose any limitation on the ability of any member of the Wider Aon Group or any member of the Wider Benfield Group to integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Aon Group and/or the Wider Benfield Group which in any such case would have a material adverse effect on the Wider Benfield Group taken as a whole; or

2.5.8              otherwise affect the business, assets, profits or prospects of any member of the Wider Benfield Group or any member of the Wider Aon Group in a manner which is adverse to and material in the context of the Benfield Group taken as a whole or of the obligations of any members of the Aon Group taken as a whole in connection with the Acquisition;

2.6.9              and all applicable waiting and other time periods during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Amalgamation or the acquisition or proposed acquisition of any Benfield Shares or otherwise intervene having expired, lapsed, or been terminated;

2.6              since 31 December 2007, except as disclosed in the Interim Results or as publicly announced to a Regulatory Information Service by or on behalf of Benfield or as fairly disclosed by Benfield to Aon before the date of this announcement, there being no material provision or any material arrangement, agreement, licence, permit, lease or other instrument to which any member of the Wider Benfield Group is a party or by or to which any such member or any of its assets is or may be bound or be subject which, as a consequence of the Acquisition or the proposed acquisition by any member of the Wider Aon Group of any shares or other securities in Benfield or because of a change in the control or management of any member of the Wider Benfield Group, would or might reasonably be expected to result in (to an extent that is material in the context of the Wider Benfield Group taken as a whole):

2.6.1              any monies borrowed by, or any other indebtedness, actual or contingent, of any member of the Wider Benfield Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or materially inhibited or being capable of becoming or being withdrawn or materially inhibited;

2.6.2              the rights, liabilities, obligations, interests or business of any member of the Wider Benfield Group or any member of the Wider Aon Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider Benfield Group in or with any other firm or company or body or person (or any agreement or arrangement relating to any such business or interests) being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

2.6.3              any member of the Wider Benfield Group ceasing to be able to carry on business under any name under which it presently carries on business;

2.6.4              any assets or interests of any member of the Wider Benfield Group being disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider Benfield Group otherwise than in the ordinary course of business;

2.6.5              the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider Benfield Group otherwise than in the ordinary course of business;

2.6.6              the value of, or the financial or trading position of, any member of the Wider Benfield Group being prejudiced or adversely affected;

2.6.7              the creation of any liability (actual or contingent) by any member of the Wider Benfield Group; or

2.6.8              the creation of any liability of any member of the Wider Benfield Group to make any severance, termination, bonus or other payment to any directors or its officers (excluding discretionary bonuses for executive directors as determined by the Benfield remuneration committee or any other employees whose bonuses are determined by the remuneration committee);

2.7              except as disclosed in the Interim Results or as publicly announced to a Regulatory Information Service by or on behalf of Benfield or as fairly disclosed by Benfield to Aon before the date of this announcement, since 31 December 2007, no member of the Wider Benfield Group having:

2.7.1              issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save, where relevant, as between Benfield and wholly owned subsidiaries of Benfield or between such wholly-owned subsidiaries and save for the issue of Benfield Shares pursuant to the Benfield Share Schemes and the issue or transfer from treasury of Benfield Shares upon the exercise of any options granted under any of the Benfield Share Schemes);

2.7.2              recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than to Benfield or one of its wholly owned subsidiaries or between such wholly-owned subsidiaries;

2.7.3              save for transactions between Benfield and its wholly owned subsidiaries or between such wholly owned subsidiaries, merged with (by statutory merger or otherwise) or demerged from or acquired any body corporate, partnership or business or acquired or disposed of, or, other than in the ordinary course of business, transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or announced any intention to do so, which in any case is material in the context of the Wider Benfield Group taken as a whole;

2.7.4              save as between Benfield and its wholly owned subsidiaries or between such wholly owned subsidiaries, made, authorised, or announced an intention to propose any change in its loan capital;

2.7.5              issued or authorised the issue of any debentures or incurred or increased any indebtedness or become subject to any contingent liability (save in the ordinary course of business and/or save as between Benfield and its wholly owned subsidiaries or between such wholly owned subsidiaries) which in any case is material in the context of the Wider Benfield Group taken as a whole;

2.7.6              entered into or varied or authorised or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature, or which involves or is reasonably expected to involve an obligation of a nature or magnitude which is, in any such case, material in the context of the Wider Benfield Group taken as a whole or which is or is reasonably expected to be restrictive on the business of any member of the Benfield Group to an extent which is material in the context of the Wider Benfield Group taken as a whole;

2.7.7              entered into or materially varied the terms of any service agreement with any director or senior executive of the Benfield Group (other than in the ordinary course of business or as otherwise disclosed to Aon prior to the date of this announcement);

2.7.8              agreed to provide or modified the terms of any share option scheme, incentive scheme, or other benefit relating to the employment or termination of employment of any employee of the Wider Benfield Group in a manner which is material in the context of the Wider Benfield Group taken as a whole;

2.7.9              or, the trustees of the relevant pension scheme having,

made or agreed or consented to any significant change to the terms of the trust deeds or other documents constituting or governing the pension schemes in respect of which a member of the Wider Benfield Group may have liabilities or the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis on which the liabilities (including pensions) of such pension schemes are funded or valued, or agreed or consented to any change to the trustees or trustee directors, or carried out any act which is reasonably expected to lead to the commencement of the winding up of the scheme or which is reasonably expected to give rise directly or indirectly to a liability arising out of the operation of the Pensions Act 1995 and/or the Pensions Act 2004 in relation to the scheme and no member of the Wider Benfield Group establishing or incurring liabilities in respect of any new pension arrangement, which in any case is material in the context of the Wider Benfield Group taken as a whole ;

2.7.10                  save for transactions between Benfield and its wholly owned subsidiaries or between such wholly owned subsidiaries, implemented or effected, or authorised or announced its intention to implement or effect, any composition, assignment, reconstruction, amalgamation, commitment, scheme or other transaction or arrangement (other than the Amalgamation) otherwise than in the ordinary course of business, which in any case is material in the context of the Wider Benfield Group taken as a whole;

2.7.11                  purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect of the matters mentioned in sub paragraph 2.7.1 above, made any other change to any part of its share capital to an extent which (other than in the case of Benfield) is material in the context of the Wider Benfield Group taken as a whole;

2.7.12                  save for transactions between Benfield and its wholly owned subsidiaries or between such wholly owned subsidiaries, waived or compromised any claim otherwise than in the ordinary course of business which is material in the context of the Wider Benfield Group taken as a whole;

2.7.13                  made any alteration to its memorandum or articles of

association or other incorporation documents (save in relation to the Amalgamation) which is material in the context of the Acquisition;

2.7.14                  (other than in respect of a member which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted against it in relation to its winding up (voluntary or otherwise), dissolution, reorganisation or for the appointment of any administrator, receiver, administrative receiver, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, which in any case is material in the context of the Wider Benfield Group taken as a whole;

2.7.15                  been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business, which in any case is material in the context of the Wider Benfield Group taken as a whole; or

2.7.16                  entered into any contract, commitment, agreement or arrangement otherwise than in the ordinary course of business (other than the Amalgamation) or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

2.8              since 31 December 2007, and except as disclosed in the Interim Results or as publicly announced to a Regulatory Information Service by or on behalf of Benfield or as fairly disclosed by Benfield to Aon before the date of this announcement:

2.8.1                        there having been no adverse change in the business, assets, financial or trading position or profits of any member of the Wider Benfield Group to an extent which is material to the Wider Benfield Group taken as a whole;

2.8.2                        no litigation, arbitration proceedings, prosecution or other legal proceedings having been announced or instituted by or against or remaining outstanding against or in respect of any member of the Wider Benfield Group (whether as claimant or defendant or otherwise) and no enquiry or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider Benfield Group having been, announced or instituted against, or remaining outstanding in respect of, any member of the Wider Benfield Group which, in any such case, might reasonably be expected materially and adversely to affect the Wider Benfield Group taken as a whole;

2.8.3                        no contingent or other liability having arisen or become known to Aon which might reasonably be expected adversely to affect the business, assets, financial or trading position or profits of any member of the Wider Benfield Group to an extent which is material to the Wider Benfield Group taken as a whole; and

2.8.4                        no steps having been taken and no omissions having been made which might reasonably be expected to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Benfield Group, which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which is reasonably expected adversely to affect the Wider Benfield Group to an extent which is material to the Wider Benfield Group taken as a whole;

2.9              since 31 December 2007, and except as disclosed in the Interim Results or as publicly announced to a Regulatory Information Service by or on behalf of Benfield or as fairly disclosed by Benfield to Aon before the date of this announcement, Aon not having discovered:

2.9.1                        that any financial, business or other information concerning the Wider Benfield Group publicly disclosed which is material in the context of the Amalgamation is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading and which was not subsequently corrected before the date of this announcement by disclosure either publicly or otherwise to any member of the Wider Aon Group to an extent that is material in the context of the Amalgamation or the Wider Benfield Group taken as a whole; or

2.9.2                        that any member of the Wider Benfield Group is subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and Accounts of Benfield or has not been publicly disclosed or disclosed in writing and which is material in the context of the Wider Benfield Group taken as a whole.

Aon reserves the right to waive all or any of the above conditions, in whole or in part, except those in paragraph 1 above which are required under applicable law.

The conditions in paragraph 2 above must be fulfilled, be determined by Aon to be or remain satisfied or (if capable of waiver) be waived by 11.59 pm on the date immediately preceding the Acquisition Effective Date, failing which the Acquisition will lapse. Aon shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or treat as fulfilled any of the conditions in paragraph 2 above by a date earlier than the date specified above, notwithstanding that the other conditions of the Acquisition may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any condition may not be capable of fulfilment.

The Acquisition will be on the terms and will be subject, inter alia, to Conditions 1 and 2 and those terms which will be set out in the Shareholder Circular and such further terms as may be required to comply with the Listing Rules and/or the provisions of the Code. The Acquisition and Amalgamation will be governed by Bermudian law and will be subject to the jurisdiction of the Courts of Bermuda.

3                  Certain further terms of the Acquisition

Aon reserves the right to elect to implement the acquisition of the entire issued and to be issued common share capital of Benfield by way of a takeover offer as an alternative to the Amalgamation. In such event, the takeover offer, unless otherwise agreed by Aon and Benfield, will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Amalgamation. In particular, Condition 1 would not apply, however, the Offer would be subject to the following further condition:

“valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London time) on the first closing date of the Offer (or such later time(s) and/or date(s) as Aon, may, subject to the rules of the Code, decide in respect of not less than 90 per cent. (or such lower percentage as Aon may decide) of the voting rights carried by the Benfield Shares to which the Offer relates, provided that this condition will not be satisfied unless Aon (together with its wholly owned subsidiaries, if any) shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise), directly or indirectly, Benfield Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Benfield.”

For the purposes of this condition:

Benfield Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue;

Benfield Shares that cease to be held in treasury are Benfield Shares to which the Offer relates; and

Section 102 of the Bermuda Companies Act shall apply.

The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

Any Benfield Shares acquired under the Acquisition will be acquired free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party interests and rights and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.

APPENDIX 2
BASES AND SOURCES AND OTHER INFORMATION

1.                    The value attributed to the existing issued share capital of Benfield is based upon 210,717,667 Benfield Shares in issue as at 30 June 2008. The value attributed to the entire issued and to be issued share capital of Benfield is based upon the aggregate of (i) that number of Benfield Shares in issue, (ii) an additional 15,350,503 Benfield Shares issuable on the exercise of share options and (iii) an additional 15,151,151 Benfield Shares issuable pursuant to the conversion of Benfield’s outstanding Convertible Redeemable Preference Shares at a conversion price of 264 pence per share.

2.                    The financial information on Benfield is extracted (without material adjustment) from Benfield’s annual report and accounts for the year ended 31 December 2007 and from Benfield’s unaudited preliminary results announcement for the six months ended 30 June 2008.

3.                    The financial information on Aon is extracted or provided (without material adjustment) from the audited consolidated financial statements of Aon Corporation for the year ended 31 December 2007 and from Aon’s unaudited preliminary results announcement for the three months ended 30 June 2008.

4.                    All prices for Benfield Shares have been derived from the Daily Official List and represent the Closing Price on the relevant date.

APPENDIX 3

DETAILS OF IRREVOCABLE UNDERTAKINGS

The following directors of Benfield have given irrevocable undertakings as described in paragraph 9 of this announcement in respect of the number of Benfield Shares set out below:

Name	Number of Benfield Shares	% of Benfield’s Issued Share Capital
Grahame Chilton	21,951,247	10.4%
Dominic Christian	822,409	0.4%
John Coldman	14,125,000	6.7%
Paul Karon	283,821	0.1%
John Whiter	1,141,962	0.5%
Total	38,324,439	18.2%

In addition, the directors of Benfield have agreed that the undertaking to approve the Acquisition at the Special General Meeting will extend to shares issued to them before the Acquisition becomes effective on the exercise of options.

The following Benfield Shareholders who are not directors have given irrevocable undertakings as described in paragraph 9 of this announcement in respect of the number of Benfield Shares set out below:

Name	Number of Benfield Shares	% of Benfield’s Issued Share Capital
Rob Bredahl	239,489	0.1%
Michael Rees	15,000,000	7.1%
Total	15,239,489	7.2%

APPENDIX 4

DEFINITIONS

The following definitions apply throughout this announcement unless the context requires otherwise.

“Acquisition”	the proposed acquisition of Benfield by Aon to be effected by means of the Amalgamation or, should Aon so elect with the consent of the Benfield Board (such consent not to be materially withheld or delayed), by means of the Offer which shall include any renewed or revised offer made on or behalf of Aon, howsoever implemented;

“Acquisition Effective Date”

either (i) the date upon which the Amalgamation becomes effective in accordance with its terms; or (ii) if Aon elects with the consent of the Benfield Board (such consent not to be materially withheld or delayed) to implement the Acquisition by way of the Offer, the date that the Acquisition becomes or is declared unconditional in all respects;

“Affiliate”

in relation to a party, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management (including, without limitation, investment management) and policies of the person, whether through the ownership of voting securities, control of voting rights, by contract or otherwise;

“Amalgamated Company”	the Bermuda exempted company resulting from the Amalgamation;

“Amalgamation”	the proposed amalgamation between Bidco and Benfield under the Bermuda Companies Act to effect the Acquisition, the full terms of which will be set out in the Shareholder Circular;

“Amalgamation Agreement”	the conditional agreement effecting the Amalgamation to be entered into between Bidco and Benfield;

“Aon”	Aon Corporation

“Aon Group”	Aon, its holding companies, its subsidiaries and the subsidiaries of its holding companies;

“Authorisations”	authorisations, orders, grants, recognitions, confirmations, consents, licences, clearances, certificates, permissions or approvals;

“Benfield” or “Company”	Benfield Group Limited, a company incorporated under the laws of Bermuda with registered number 31639 and having its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda;

“Benfield Group”	Benfield and its Group;

“Benfield Shareholders”	holders of Benfield Shares from time to time;

“Benfield Shares”	The common shares of Benfield each of par value 1 pence;

“Benfield Share Schemes”

the Benfield 1998 Share Option Scheme, the Benfield 2002 Incentive Plan, the Benfield 2002 Performance Incentive Plan for Californian Employees, the Benfield 2003 Performance Incentive Plan and the Benfield 2003 Performance Incentive Plan for Californian Employees;

“Benfield Shareholdings”	the holdings of the Benfield Shares held by the relevant Benfield Shareholders;

“Bermuda Companies Act”	The Companies Act 1981 of Bermuda, as amended;

“Bidco”	the wholly owned subsidiary of Aon to be formed as a Bermuda exempt company for the purposes of the Acquisition;

“Board”	the board of directors of Bidco or Benfield, as the context may require;

“Business Day”	any day, other than a Saturday, Sunday or public or bank holiday, on which banks in Bermuda and London are generally open for business;

“Bye-Laws”	The bye-laws of Benfield from time to time;

“Clearances”

all consents, clearances, permissions and waivers as may be necessary or desirable (in the reasonable opinion of Aon and Benfield) and all filings and waiting periods as may be necessary or desirable (in the reasonable opinion of Aon and Benfield), from or under the laws, regulations or practices applied by any Relevant Authority in connection with the implementation of, in each case to the extent relevant, the Amalgamation or the Offer (including, but not limited to any such consents, clearances, permissions, waivers and all filing and waiting periods as are set out in the Conditions) and references to Clearances having been satisfied shall be construed as meaning that the foregoing have been obtained on terms satisfactory to Benfield and Aon acting reasonably, or where appropriate, made or expired;

“City Code or Code”	The City Code on Takeovers and Mergers;

“Closing Price”	the closing middle market quotations for a share derived from the Daily Official List of the London Stock Exchange;

“Conditions”	the conditions to the Acquisition set out in Appendix 1 to this announcement;

“Competing Proposal”

means any bona fide offer, business combination or similar transaction which is proposed by a third party which is not acting in concert (as defined in the Code) with Bidco or Aon to announce or implement an amalgamation, offer, scheme of arrangement, merger or business combination, acquisition or any similar transaction, the purpose of which is to enable that third party (or any other person) to acquire all or a significant proportion (being more than 25 per cent.) of the issued and to be issued share capital of Benfield or the whole or a significant part (being more than 25 per cent.) of its business and assets, or as the case may be any announcement thereof;

“Credit Suisse”	Credit Suisse Securities (Europe) Limited;

“CREST”	the relevant system (as defined in the Uncertificated Securities

Regulations 2001) in respect of which CRESTCo is the Operator (as defined in the Uncertificated Securities Regulations 2001);

“CRESTCo”	Euroclear UK & Ireland Limited;

“Directors” or “Benfield “Directors”	All of the directors of Benfield, as at the date of this announcement;

“Effective Time”	the time on the Acquisition Effective Date at which the Amalgamation shall become effective pursuant to the Bermuda Companies Act;

“Financial Services Authority”	The UK Financial Services Authority;

“Form of Proxy”	the form of proxy for use at the Special General Meeting which will accompany the Shareholder Circular;

“FSMA”	the United Kingdom's Financial Services and Markets Act 2000 (as amended);

“Group”

in relation to any person, that person and any companies which are holding companies, subsidiaries or Subsidiary Undertakings of it or of any such holding company and Group Company shall mean any one of them;

“IFRS”	The International Financial Reporting Standards adopted by the International Accounting Standards Board;

“Implementation Agreement”	the Implementation Agreement dated the date of this announcement between Aon and Benfield which sets out various matters in relation to the Acquisition;

“Listing Rules”	the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under the FSMA, and contained in the UK Listing Authority's publication of the same name;

“Loan Note Alternative”

an alternative form of consideration payable by Aon in respect of the Benfield Shares (other than the Excluded Shares) whereby certain Benfield Shareholders (other than certain overseas Benfield Shareholders) may elect to receive Loan Notes instead of all or part of the consideration to which they would otherwise be entitled under the Acquisition;

“Loan Notes”	the loan notes of Aon which may be issued pursuant to the Loan Note Alternative.

“London Stock Exchange”	London Stock Exchange plc;

“Long-Stop Effective Date”	5:00pm London time 180 days after the date of the announcement or such later date as Benfield and Aon agree in writing;

“Merrill Lynch”	Merrill Lynch International;

“Offer”

should Bidco elect, in accordance with the terms of this announcement to effect the Acquisition by way of an offer with the consent of the Benfield Board (such consent not to be materially withheld or delayed), the offer to be made for all of the Benfield Shares (other than Benfield Shares already held at the date of the offer by, or by a nominee for, Bidco or any subsidiary) on the terms and subject to the conditions to be set out in the Offer Document and in the related form of acceptance including, where the context requires, any subsequent revision, variation, extension or renewal thereof;

“Offer Document”	the document which would be despatched to (amongst others) holders of Benfield Shares pursuant to which the Offer, if any, would be made;

“Offer Value”	the total consideration payable by Bidco pursuant to the Acquisition calculated by reference to the price per Benfield Share offered pursuant to the Acquisition;

“Official List”	the Official List of the UK Listing Authority;

“Regulatory Information Service”	any information service authorised from time to time by the Financial Services Authority for the purpose of disseminating regulatory announcements;

“Relevant Authority”

any court or competition, antitrust, national, supranational or supervisory regulatory body or other government, governmental, trade or regulatory agency or body, in each case in any jurisdiction and including, without limitation the Bermuda Monetary Authority, the Japanese Financial Services Authority, the Monetary Authority of Singapore, the UK Listing Authority and the Financial Services Authority;

Representatives	the directors, officers, employees and consultants of and individuals seconded to work for Benfield, or other companies within the Benfield Group;

“Restricted Jurisdiction”

any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Amalgamation, Acquisition or Offer is sent or made available to Benfield Shareholders in that jurisdiction;

“Shareholder Circular”

the document to be sent to Benfield Shareholders containing and setting out, among other things, the terms and conditions of the Acquisition and containing the notice convening the Special General Meeting;

“Special General Meeting”	the special general meeting of Benfield Shareholders (and any adjournment thereof) to be convened in connection with the Acquisition;

“subsidiary”	has the meaning ascribed to it under the United Kingdom Companies Act 1985 other than paragraph 20(1)(b) of Schedule 4A to that Act which shall be excluded for this purpose;

“substantial interest”	in respect of an entity means an interest of 20 per cent. or more in the equity capital of such entity;

“Superior Proposal”	a Competing Proposal which the Directors acting reasonably, in good faith in compliance with their fiduciary duties and after consultation with their legal and financial advisers are minded to recommend;

“Takeover Panel”	the Panel on Takeovers and Mergers;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000;

“Wider Benfield Group”

Benfield and the subsidiaries and subsidiary undertakings of Benfield and its associated undertakings (including any joint venture, partnership, firm or company in which any member of the Benfield Group has a substantial interest or any undertaking in which Benfield and such undertakings (aggregating their interests) have a substantial interest);

“Wider Aon Group”

Aon and the subsidiaries and subsidiary undertakings of Aon and its associated undertakings (including any joint venture, partnership, firm or company in which any member of the Aon Group has a substantial interest or any undertaking in which Aon and such undertakings (aggregating their interests) have a substantial interest); and

All references to time in this announcement are to London time unless otherwise stated.